SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 9, 2011
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation)

001-34955	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-6246
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On June 9, 2011, the Company announced that it had conducted a review of financial reporting issues in connection with the accrual of dividends on shares of the Company’s Series B Preferred Stock issued to the U.S. Treasury in connection with the TARP Capital Purchase Program.
The Company had accrued dividends on the Series B Preferred Stock prior to declaring a dividend on those shares. The declaration of the dividends was not allowed under the terms of a consent order with federal regulators. Those dividend were accrued through August 15, 2010. The accrual of dividends resulted in an understatement of stockholders’ equity of the Company during the quarters that the undeclared dividend was accrued. The understatement was approximately $8.5 million as of December 31, 2010.
The Company discontinued making accruals for the TARP dividend after the August 15, 2010 accrual. As a result of the change in procedure, the loss per share available to common shareholders was understated by $0.04 for the quarter ended September 30, 2010 and $0.06 for the quarter ended December 31, 2010.
Also on June 9, 2011, the Company announced it had identified and quantified the impact of an accounting error for two deferred compensation plans. The Company has two deferred compensation plans that required the payment to plan participants in the form of Company Common Stock. Grantor trusts were formed to hold Company Common Stock in the name of the plan participant for distribution under the terms of the plan. The measurement aspect of the plan obligations were accounted for correctly, but the liability for the plans was incorrectly included as “other liabilities” versus being recorded as an equity account. The grantor trusts were correctly accounted for and displayed as “deferred compensation obligation” in the equity section. The improper reporting of these plans resulted in an understatement of stockholders’ equity of the Company of approximately $5.5 million as of December 31, 2010.
As a result of those two matters, the Audit Committee of the Board of Directors has concluded that stockholders’ equity in the Company’s previously issued consolidated financial statements for the fiscal years ended March 31, 2007 through March 31, 2010 and the quarterly periods from June 30, 2007 through December 31, 2010, have been understated, and the understatement ranged from approximately $5.1 million as of March 31, 2007, to approximately $14.0 million as of December 31, 2010. This amount is material and, accordingly, the Company concluded that the above referenced financial statements should no longer be relied upon, but the Company notes that the change results in a material increase to stockholders’ equity for those periods.
The Audit Committee has discussed this matter with the Company’s independent accountants. The Company will reflect the change in its consolidated balance sheet for the period ended March 31, 2011, filed as part of its Annual Report on Form 10-K for the year ended March 31, 2011. The Company does not intend to file amended Forms 10-K or 10-Q for any prior periods.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name
Date: June 10, 2011	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel